Exhibit 99.2

Gray Television Announces Increase in Size of Previously Announced Cash Tender Offer

for its 10 1/2% Senior Secured Second Lien Notes due 2015

ATLANTA, September 24, 2012 /PRNewswire via COMTEX/ — Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) announced today the upsizing of its previously announced cash tender offer (the “Tender Offer”). Under the terms of the upsized Tender Offer, the Company is offering to purchase up to $268.5 million in aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 10 1/2% senior secured second lien notes due 2015 (CUSIP No. 389375AE6) (the “Notes”) on the terms, and subject to the conditions set forth in the Offer to Purchase, dated September 24, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal, dated September 24, 2012 (“Letter of Transmittal”). The Maximum Tender Amount had previously been set at $225.0 million. Other than the new Maximum Tender Amount, the other terms and conditions of the Tender Offer remain unchanged.

Gray reserves the right, but is not obligated, to further increase the Maximum Repurchase Amount.

Gray’s obligation to accept for purchase, and to pay for, Notes validly tendered and not properly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver of certain conditions, including (i) Gray completing an offering of debt securities in an amount and on terms reasonably satisfactory to Gray and (ii) the entry by Gray into an amendment to Gray’s senior credit facility that would allow it to complete the repurchase of Notes in the Tender Offer. Gray is not soliciting consents from holders of Notes in connection with the Tender Offer.

None of Gray, its board of directors, the dealer managers or the information agent and tender agent makes any recommendation in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

Gray has engaged BofA Merrill Lynch and Wells Fargo Securities, LLC as the Dealer Managers for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Merrill Lynch at (888) 292-0070 or Wells Fargo Securities, LLC at (866) 309-6316.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc., the Information Agent and Tender Agent for the Tender Offer, at (800) 431-9633.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms of the Tender Offer.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws.

Specifically, the foregoing description of Gray’s expectations with respect to a refinanced senior credit facility is preliminary in nature and reflects Gray’s expectations and assumptions as of the date hereof. The actual terms and conditions of any refinanced senior credit facility would be contained in definitive documentation relating thereto, and will depend on, among other things, Gray’s financial condition, and market conditions at the time of execution thereof. No assurances can be provided that Gray will be able to negotiate or enter into any refinanced senior credit facility, on the terms, timing or costs thereof. “Forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the Tender Offer, including the terms and timing of the Tender Offer, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of September 24, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Contact:	Gray Television, Inc.

Jim Ryan, Senior V.P. and Chief Financial Officer

(404) 504-9828